EXHIBIT 8.2

Form of Exhibit 8.2 Tax Opinion
of Morrison & Foerster LLP

November             , 2001

Sage, Inc.
1601 McCarthy Boulevard
Milpitas, California 95035

Ladies and Gentlemen:

          We have acted as counsel to Sage, Inc., a Delaware corporation (“Company”), in connection with the preparation and execution of the Agreement and Plan of Merger and Reorganization (the “Agreement”) dated as of September 27, 2001, by and between Genesis Microchip Incorporated, a Nova Scotia company (“Genesis Microchip”), and Company. Pursuant to the Agreement, and to the Restructuring described therein, (i) Genesis Microchip will become an indirect wholly-owned subsidiary of a newly-formed corporation organized under Delaware law (“Genesis Delaware”) and (ii) a newly-formed, wholly-owned subsidiary of Genesis Delaware (“Merger Sub”) will be merged with and into Company. The merger of Merger Sub with and into Company, with Company surviving, is referred to herein as the “Merger.” The Merger is described in the Registration Statement of Genesis Microchip on Form S-4, as amended (the “Registration Statement”) filed on October 25, 2001 with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement includes the joint proxy statement and prospectus of Company and Genesis Microchip (the “Proxy Statement/Prospectus”). Unless otherwise indicated, any capitalized terms used herein and not otherwise defined have the meaning ascribed to them in the Registration Statement.

          In that connection, we have reviewed the Agreement, the Registration Statement and such other materials as we have deemed necessary or appropriate for purposes of this opinion. In addition, we have assumed (i) that the Merger will be consummated in the manner contemplated by the Registration Statement and in accordance with the Agreement, without waiver or modification of the material terms and conditions thereof, (ii) the truth and accuracy, on the date of the Agreement and on the date hereof, of the representations and warranties made by Genesis Microchip and Company in the Agreement, (iii) the truth and accuracy of the officer’s certificates dated November     , 2001 (the “Officer’s Certificates”) provided to us by Genesis Delaware and Company for use in preparing our opinion, and (iv) that any representation in an Officer’s Certificate made “to the knowledge” or similarly qualified is correct without such qualification.

          The conclusion expressed herein represents our judgment of the proper treatment of certain aspects of the Merger under the income tax laws of the United States based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, rulings and other pronouncements of the Internal Revenue Service (the “IRS”) currently in effect, and judicial decisions, all of which are subject to change, prospectively or retroactively. No assurance can be given that such changes will not take place, or that such changes would not affect the conclusion expressed herein. Furthermore, our opinion represents only our best judgment of how a court would conclude if presented with the issues addressed herein and is not binding upon either the IRS or any court. Thus, no assurance can be given that a position taken in reliance on our opinion will not be challenged by the IRS or rejected by a court.

          Our opinion relates solely to the tax consequences of the Merger under the federal income tax laws of the United States, and we express no opinion (and no opinion should be inferred) regarding the tax consequences of the Merger under the laws of any other jurisdiction. This opinion addresses only the specific issues set forth herein, and does not address any other tax consequences that may result from the Merger or any other transaction.

Sage, Inc.
November   , 2001

          No opinion is expressed as to any transaction other than the Merger as described in the Agreement or as to any transaction whatsoever, including the Merger, if all of the transactions described in the Agreement are not consummated in accordance with the terms of the Agreement and without waiver or breach of any material provision thereof, or if all the representations, warranties, statements and assumptions upon which we rely are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we rely to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

          Based upon and subject to the foregoing, it is our opinion that the discussion contained in the Registration Statement under the caption “The Merger and Related Transactions–Material United States Federal Income Tax Consequences of the Merger,” to the extent that it pertains to matters of law or legal conclusions, subject to the assumptions, limitations and qualifications described therein, is correct in all material respects.

          This opinion is being furnished in connection with the Registration Statement. You may rely upon and refer to the foregoing opinion in the Proxy Statement/Prospectus. Any variation or difference in any fact from those set forth or assumed either herein or in the Proxy Statement/Prospectus may affect the conclusions stated herein.

          We hereby consent to the use of our name under the caption “The Merger and Related Transactions—Material United States Federal Income Tax Consequences of the Merger” in the Proxy Statement/Prospectus and to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Ve	ry truly yours,